Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Deutsche Securities Trust on Form N-1A (“Registration Statement”) of our report dated August 25, 2015 relating to the financial statements and financial highlights which appears in the June 30, 2015 Annual Report to Shareholders of Deutsche Enhanced Commodity Strategy Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhousCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 28, 2015